Exhibit 99.1

Goldenstone Acquisition Limited. and Infintium Fuel Cell Systems, Inc. Announce Definitive Business Combination Agreement

Infintium’s advanced hydrogen fuel cell technologies for material handling vehicles bring carbon-free and clean power source to major automotive, industrial, and retail companies

Corporate net zero commitments expected to propel hydrogen powered heavy duty truck adoption

Aurora, IL and Greer, SC, June 26, 2024 (GLOBE NEWSWIRE) – Goldenstone Acqusition Limited (“Goldenstone”), (NASDAQ: GDST), a Delaware blank check company, today announced that it and Infintium Fuel Cell Systems, Inc. (“Infintium” or the “Company”), a Greer, South Carolina based hydrogen fuel cell technology provider to some of the world’s largest commercial, industrial and retail companies, have entered into a definitive business combination agreement (the “Business Combination Agreement,” and the transactions contemplated thereunder, collectively, the “Business Combination”) under which Goldenstone will combine with Infintium. Upon completion, the combined company will operate as Infintium Fuel Cell Systems Holdings, Inc. and its common stock is expected to be publicly listed on The Nasdaq Stock Market LLC (“Nasdaq”).

Chris Feng, Chairman and Chief Executive Officer of Infintium, said, “Hydrogen fuel cell systems, which generate electricity without creating carbon dioxide from conventional gas and diesel engines, have a clear potential to replace lead-acid and lithium batteries in powering transportation vehicles, particularly for heavy duty applications such as material handling, medium and long haul trucking, and construction and mining equipment and vehicles. With more than 15 years of research and development investment and over 6 years and 1.8 million operating hours of validated performance and safety track record, Infinitium’s hydrogen fuel cell systems have proven to be a reliable source of carbon-free energy for material handling forklifts in large distribution warehouses and manufacturing facilities.”

Eddie Ni, Chief Executive Officer of Goldenstone, said, “As hydrogen fuel cells are poised to play an increasingly more important role to power and decarbonize industrial transportation, we believe Infintium is well positioned to become a world leader in providing hydrogen powered solutions for the sector. We are thrilled to announce this Business Combination to propel Infintium’s growth ahead.”

Mr. Feng added, “With this exciting Business Combination with Goldenstone, we look forward to accelerating our growth by expanding our manufacturing operations, enhancing our product development, increasing our product offerings, investing further in marketing and sales and entering international markets. Infintium aims to become a leading hydrogen fuel cell solutions company as the industrial world moves towards net zero emissions.”

Investment Highlights:

Infintium’s patent-pending and proprietary hydrogen fuel cell products, which include Class I, II and III electric forklift trucks and compatible with major forklift brands, provide carbon-free power source for material handling vehicles. The Company’s fuel cell systems, operated with in-house developed software algorithms and DC/DC power controls, bring superior performances with longer operating time, steeper hill climbing, real-time, millisecond data acquisition and monitoring, remote diagnostics and fault detection capabilities. Infintium’s fuel cells have been tested and proven in over 1.8 million hours of run time under harsh and challenging industrial operating environments. Its customers and end users include Fortune 500 industrial and automotive companies, such as Mercedes-Benz, Ford, and BMW, as well as some of the largest retail and e-commerce companies in the world.

Transaction Overview:

Under the terms of the Business Combination Agreement, the transaction values Infintium at a pre-money enterprise value of $130 million. The Business Combination would provide approximately $18 million in gross cash proceeds to Infintium at closing, before transaction expenses and assuming no redemptions of shares by Goldenstone’s existing public stockholders. Existing Infintium stockholders are rolling 100% of their equity into the combined company post Business Combination. The proceeds from the Business Combination will be used for Infintium to secure new manufacturing facilities and expand its sales and marketing operations.

Each of the board of directors of Infintium and Goldenstone have approved the proposed Business Combination, the consummation of which is subject to various customary closing conditions, including the filing and effectiveness of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), and the approval of the stockholders of Infintium and Goldenstone. Completion of the proposed Business Combination is expected to happen by the first quarter of 2025.

Additional information about the proposed Business Combination, including a copy of the Business Combination Agreement, will be provided in a Current Report on Form 8-K to be filed by Goldenstone with the SEC. Additional information about the proposed Business Combination will be described in the Registration Statement relating to the proposed Business Combination to be filed with the SEC.

Legal Advisors

Sichenzia Ross Ference Carmel LLP is serving as legal counsel to Infintium Fuel Cell Systems, Inc. and Loeb & Loeb LLP is serving as legal counsel to Goldenstone Acquisition Limited.

About Infintium

Founded in 2007, Infintium Fuel Cell Systems, Inc., develops advanced hydrogen fuel cell technologies and products for heavy duty transportation vehicles such as forklift trucks for material handling. Infintium is committed to reinventing hydrogen fuel cells to facilitate reliable, safe, efficient and carbon-free transportation and accelerating the development of hydrogen economy for the commercial and industrial markets. With higher energy density, much shorter time required to refill, longer miles coverage, longer service life, and stable performance under harsher working conditions than electric batteries, Infintium believes its hydrogen fuel cells bring clear advantages compared to electrical batteries in diversified industrial applications, particularly those batteries for heavy-duty transportation. For more information, visit www.infintium.com.

About Goldenstone Acquisition Limited

Goldenstone Acquisition Limited is a Delaware blank check company formed for the purpose of effecting a merger, share purchase, reorganization or similar business combination with one or more businesses or entities.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed Business Combination, Infintium and Goldenstone intend to file relevant materials with the SEC, including the Registration Statement, which will include a proxy statement/prospectus. Goldenstone’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus filed in connection with the proposed Business Combination, as these materials will contain important information about Infintium and Goldenstone, and the proposed Business Combination. Promptly after filing its definitive proxy statement/prospectus relating to the proposed Business Combination with the SEC, Goldenstone will mail the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the special meeting on the Business Combination and the other proposals. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus and the definitive proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

Goldenstone and its directors and executive officers may be deemed participants in the solicitation of proxies from Goldenstone’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Goldenstone will be included in the proxy statement/prospectus for the proposed Business Combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed Business Combination when available. Information about Goldenstone’s directors and executive officers and their ownership of Goldenstone common stock is set forth in Goldenstone’s annual report on Form 10-K, as filed with the SEC on June 3, 2024, or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed Business Combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Infintium and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Goldenstone in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement/prospectus for the proposed Business Combination.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Goldenstone’s and Infintium’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Goldenstone’s and Infintium’s expectations with respect to future performance and anticipated financial impacts of the proposed Business Combination, the satisfaction of the closing conditions to the proposed Business Combination, and the timing of the completion of the proposed Business Combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside Goldenstone’s and Infintium’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the outcome of any legal proceedings that may be instituted against Goldenstone or Infintium following the announcement of the Business Combination Agreement and the Business Combination; (3) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of Goldenstone and Infintium, certain regulatory approvals, or satisfy other conditions to closing in the Business Combination Agreement ; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (5) the inability to obtain the listing of the combined company’s common stock on the Nasdaq following the proposed Business Combination; (6) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (7) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Infintium to grow and manage growth profitably, and retain its key employees; (8) costs related to the proposed Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Goldenstone and Infintium may be adversely affected by other economic, business, and/or competitive factors; (11) risks relating to the uncertainty of the projected financial information with respect to Infintium; (12) risks related to the organic and inorganic growth of Infintium’s business and the timing of expected business milestones; (13) the amount of redemption requests made by Goldenstone’s stockholders; and (14) other risks and uncertainties indicated from time to time in the final prospectus of Goldenstone for its initial public offering and the Registration Statement, including the proxy statement/prospectus relating to the proposed Business Combination, including those set forth in the “Risk Factors” section therein, and in Goldenstone’s other filings with the SEC. Goldenstone cautions that the foregoing list of factors is not exclusive. Goldenstone and Infintium caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Goldenstone and Infintium do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contact Information

For Goldenstone Acquisition Limited:

Eddie Ni
Chairman, Chief Executive Officer and Chief Financial Officer
Email: eddie@windfallusa.com
Tel: (330) 352-7788

For Infintium Fuel Cell Systems, Inc.:

Chris Feng
Chairman & Chief Executive Officer
Email: cfeng@infintium.com
Tel: (864) 788-2298

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